Dentsply Sirona Appoints Herman V. Cueto Interim Chief Financial Officer Charlotte, N.C., December 3, 2024 - DENTSPLY SIRONA Inc. (“Dentsply Sirona” or the "Company") (Nasdaq: XRAY) today announced that Herman V. Cueto, a seasoned healthcare executive, has been appointed Interim Chief Financial Officer, effective immediately. He brings over two decades of experience leading and working in finance organizations across the healthcare industry. Mr. Cueto will oversee the finance organization while Dentsply Sirona completes its ongoing search for the Company’s next CFO. “We are fortunate to have Herman joining us as interim CFO during this important time in Dentsply Sirona’s history,” said Simon Campion, President and Chief Executive Officer. “Herman brings deep financial acumen, operational expertise and an understanding of the global healthcare sector. We are confident he will help our talented finance team remain focused on executing against our strategic priorities while we take the time necessary to thoroughly evaluate candidates for the permanent position.” About Herman V. Cueto Mr. Cueto most recently served as Executive Vice President and Chief Financial Officer at Azenta Life Sciences; a role held since October 2023. Prior to Azenta, Mr. Cueto was Senior Vice President of Finance at Becton, Dickinson and Company, overseeing Segments, Regions, Business Planning and Analysis and Operations. He joined BD in 2017 through its acquisition of C. R. Bard, where he held various leadership positions for 14 years, and served as Vice President and Group CFO at the time of the acquisition. Mr. Cueto earned his Bachelor of Science and Master’s degrees from Fairleigh Dickinson University and a Master of Business Administration degree from Seton Hall University. He is also a Certified Public Accountant licensed in New Jersey. About Dentsply Sirona Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona’s headquarters is located in Charlotte, North Carolina. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products. Contact Information Investors: Andrea Daley Vice President, Investor Relations +1-704-591-8631 InvestorRelations@dentsplysirona.com

Press: Marion Par-Weixlberger Vice President, Public Relations & Corporate Communications +43 676 848414588 Marion.Par-Weixlberger@dentsplysirona.com